Exhibit 99.3

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm on Financial Statements

The Board of Directors and Shareholders

Certegy Inc.

We have audited the accompanying consolidated balance sheets of Certegy Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Certegy Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for a variable interest entity upon adoption of certain provisions of Financial Accounting Standards Board Financial Interpretation No. 46, “Consolidation of Variable Interest Entities” on December 31, 2003.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Certegy Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 11, 2005

Except for Note 2 with respect to the caption “Share-Based Compensation,”

as to which the date is

October 10, 2005

CERTEGY INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Year Ended December 31,
	2004	2003	2002
Revenues (Note 2)	$1,039,506	$921,734	$906,791

Operating expenses:
Costs of services (Note 2)	741,331	655,654	639,329
Selling, general and administrative	129,679	115,693	122,286
Other (Note 3)	—	12,203	12,230

	871,010	783,550	773,845

Operating income	168,496	138,184	132,946
Other income, net	1,207	2,339	1,119
Interest expense	(12,914)	(7,950)	(7,120)

Income from continuing operations before income taxes and cumulative effect of a change in accounting principle	156,789	132,573	126,945
Provision for income taxes	(59,111)	(50,429)	(50,231)

Income from continuing operations before cumulative effect of a change in accounting principle	97,678	82,144	76,714
Income from discontinued operations, net of taxes of $3,595, $2,288, and $1,854, respectively (Note 5)	5,934	3,897	2,926
Cumulative effect of a change in accounting principle, net of $832 income tax benefit (Note 2)	—	(1,335)	—

Net income	$103,612	$84,706	$79,640

Basic earnings per share (Note 2):
Income from continuing operations before cumulative effect of a change in accounting principle	$1.55	$1.26	$1.12
Income from discontinued operations	0.09	0.06	0.04
Cumulative effect of a change in accounting principle	—	(0.02)	—

Net income	$1.65	$1.30	$1.17

Average shares outstanding	62,818	65,094	68,254

Diluted earnings per share (Note 2):
Income from continuing operations before cumulative effect of a change in accounting principle	$1.53	$1.25	$1.11
Income from discontinued operations	0.09	0.06	0.04
Cumulative effect of a change in accounting principle	—	(0.02)	—

Net income	$1.62	$1.29	$1.15

Average shares outstanding	63,966	65,870	69,033

Dividends declared per share of common stock	$0.20	$0.10	$—

The accompanying notes are an integral part of these consolidated financial statements.

CERTEGY INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par values)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$41,801	$22,280
Settlement deposits	44,855	26,128
Trade accounts receivable, net of allowance for doubtful accounts of $2,175 and $1,883 in 2004 and 2003, respectively	120,767	103,285
Settlement receivables	49,861	59,196
Claims recoverable	39,316	46,478
Other receivables	48,053	26,907
Other current assets (Note 2)	22,236	23,304
Assets held for sale (Note 5)	41,828	35,826

Total current assets	408,717	343,404
Property and equipment, net (Note 2)	61,490	58,897
Goodwill, net (Note 2)	232,941	187,627
Other intangible assets, net (Note 2)	25,506	10,332
Systems development and capitalized contract costs, net	123,135	119,770
Other assets, net (Note 2)	70,420	65,326

Total assets	$922,209	$785,356

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued expenses	$56,764	$40,237
Settlement payables	94,716	85,324
Claims payable	36,204	38,270
Compensation and benefit liabilities	19,384	20,535
Income taxes payable	14,398	8,012
Other payables	22,882	10,855
Other current liabilities (Note 2)	28,271	29,496
Liabilities related to assets held for sale (Note 5)	17,719	11,536

Total current liabilities	290,338	244,265
Long-term debt (Note 6)	273,968	222,399
Deferred income taxes (Note 7)	33,071	38,464
Other long-term liabilities	17,545	13,477

Total liabilities	614,922	518,605

Commitments and contingencies (Note 10)
Shareholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 300,000 shares authorized; 69,272 and 69,150 shares issued in 2004 and 2003, respectively; and 61,784 and 63,745 shares outstanding in 2004 and 2003, respectively	693	692
Paid-in capital	290,865	273,711
Retained earnings	295,532	204,544
Accumulated other comprehensive loss (Note 2)	(59,194)	(75,854)
Treasury stock, at cost; 7,488 and 5,405 shares in 2004 and 2003, respectively	(220,609)	(136,342)

Total shareholders’ equity	307,287	266,751

Total liabilities and shareholders’ equity	$922,209	$785,356

The accompanying notes are an integral part of these consolidated financial statements.

CERTEGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income	$103,612	$84,706	$79,640
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Income from discontinued operations (Note 5)	(5,934)	(3,897)	(2,926)
Depreciation and amortization	47,449	42,030	39,050
Amortization of deferred compensation	16,241	14,589	17,624
Income tax benefit from exercise of stock options	1,430	626	2,510
Cumulative effect of a change in accounting principle	—	1,335	—
Other non-cash items	6,242	5,925	6,435
Deferred income taxes	(5,318)	12,096	2,461
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(22,516)	(1,891)	(5,191)
Current liabilities, excluding settlement and claims payable	(4,086)	(4,725)	(6,258)
Claims accounts, net	5,225	(5,092)	(2,031)
Other current assets	2,713	(2,077)	(3,660)
Other long-term liabilities	3,466	(141)	(279)
Other long-term assets	(4,135)	(11,665)	(7,781)

Net cash provided by operating activities	144,389	131,819	119,594

Cash flows from investing activities:
Capital expenditures	(40,908)	(43,747)	(48,961)
Acquisitions, net of cash acquired (Note 4)	(39,721)	—	(10,433)

Net cash used in investing activities	(80,629)	(43,747)	(59,394)

Cash flows from financing activities:
Net additions to (repayments of) revolving credit facilities	48,600	(214,200)	(15,800)
Proceeds from note issuance, net of discount and payment of debt issuance costs	—	196,130	—
Treasury stock purchases	(96,502)	(73,550)	(79,554)
Dividends paid	(12,633)	(3,242)	—
Proceeds from exercise of stock options	11,291	5,502	15,935
Other	(723)	(32)	(97)

Net cash used in financing activities	(49,967)	(89,392)	(79,516)

Effect of foreign currency exchange rates on cash	(390)	7,886	(991)

Net cash provided by discontinued operations (Note 5)	6,118	1,548	6,799

Net cash provided (used)	19,521	8,114	(13,508)
Cash and cash equivalents, beginning of year	22,280	14,166	27,674

Cash and cash equivalents, end of year	$41,801	$22,280	$14,166

The accompanying notes are an integral part of these consolidated financial statements.

CERTEGY INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands)

	Shares Outstanding	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Shareholders’ Equity	Comprehensive Income
Balance, December 31, 2001	68,703	$687	$233,430	$46,657	$(67,839)	$—	$212,935	$72,614

2002 changes:
Net income				79,640			79,640	$79,640
Foreign currency translation adjustment					(45,787)		(45,787)	(45,787)
Treasury stock purchased	(3,407)					(79,554)	(79,554)
Stock options exercised	703	5	5,958			9,972	15,935
Income tax benefit from stock options			2,772				2,772
Amortization of deferred compensation			17,624				17,624
Cash flow hedging activities, net of tax benefit of $849					(1,173)		(1,173)	(1,173)

Balance, December 31, 2002	65,999	692	259,784	126,297	(114,799)	(69,582)	202,392	$32,680

2003 changes:
Net income				84,706			84,706	$84,706
Foreign currency translation adjustment					38,291		38,291	38,291
Treasury stock purchased	(2,552)					(73,550)	(73,550)
Dividends declared				(6,459)			(6,459)
Stock options exercised	298		(1,288)			6,790	5,502
Income tax benefit from stock options			626				626
Amortization of deferred compensation			14,589				14,589
Cash flow hedging activities, net of taxes of $417					654		654	654

Balance, December 31, 2003	63,745	692	273,711	204,544	(75,854)	(136,342)	266,751	$123,651

2004 changes:
Net income				103,612			103,612	$103,612
Foreign currency translation adjustment, net of taxes of $992					16,462		16,462	16,462
Treasury stock purchased	(2,657)					(96,502)	(96,502)
Dividends declared				(12,624)			(12,624)
Stock options exercised	559		(553)			11,844	11,291
Issuance of restricted stock	137	1	(392)			391	—
Income tax benefit from stock options			1,858				1,858
Amortization of deferred compensation			16,241				16,241
Cash flow hedging activities, net of taxes of $126					198		198	198

Balance, December 31, 2004	61,784	$693	$290,865	$295,532	$(59,194)	$(220,609)	$307,287	$120,272

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

On July 7, 2001, Equifax Inc. spun-off its Payment Services division by consolidating all of the assets and liabilities of the businesses that comprised the Payment Services division into Certegy Inc. (“Certegy” or “the Company”) and distributing all of the outstanding shares of Certegy common stock to Equifax shareholders.

The Company provides credit card, debit card, and other transaction processing and check risk management services to financial institutions and merchants in the U.S. and internationally through two segments, Card Services and Check Services (see Note 12 for segment information). Card Services provides card issuer services in the U.S., the U.K., Brazil, Chile, Australia, New Zealand, Ireland, Thailand, and the Caribbean. Additionally, Card Services provides merchant processing and e-banking services in the U.S. and card issuer software, support, and consulting services in numerous countries. Check Services provides check risk management services and related processing services in the U.S., the U.K., Canada, France, Ireland, Australia, and New Zealand.

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The consolidated financial statements have been prepared on the historical cost basis in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and present the Company’s consolidated financial position, results of operations, changes in shareholders’ equity and cash flows. All significant intercompany transactions and balances have been eliminated. Certain prior period amounts have been reclassified to conform to the current period presentation. These primarily include reclassifications between costs of services and selling, general and administrative expenses in the consolidated statements of income, reclassifications to further delineate balance sheet categories in the consolidated balance sheets, and reclassification of assets held for sale and liabilities related to assets held for sale for discontinued operations (Note 5).

Note 2—Significant Accounting Policies

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Revenue Recognition. The Company recognizes revenues from its credit and debit card processing and related services based on a specified amount per account, per card, or per transaction when processed or as services are rendered.

Revenues for card merchant processing services are recognized in the period the transactions are processed or when the services are performed, based on a percentage of the gross amount charged. The Company’s merchant processing operations consist of two businesses: (1) merchant acquiring, where the Company is a direct party to contracts with merchants regarding its provision of card processing services for the merchant, and the Company is subject to the associated risk that a cardholder billing dispute will be resolved in favor of the cardholder (referred to as a cardholder “chargeback”), and (2) institution processing, where the Company provides authorization, settlement, and customer service to community banks and others that contract directly with merchant customers. When the Company is a direct party to contracts with merchants, revenues collected for services are based primarily on a discount rate, which considers the cost of interchange fees, which are processing fees paid to credit card associations. When the Company’s relationship is with the financial institution that contracts directly with the merchant, the Company collects the interchange fees in addition to transaction fees. In both instances, the Company is responsible for collecting the interchange fees after settling with the credit card associations and thus, interchange fees are recorded as a component of revenues and costs of services in the consolidated statements of income. As further discussed in Note 5, in September 2004, the Board of Directors approved a plan to sell the Company’s merchant acquiring business; therefore, the Company’s financial statements reflect the results of operations of the merchant acquiring business as discontinued operations. Interchange fees reflected in the consolidated statements of income for 2004, 2003, and 2002 from continuing operations were $69.0 million, $62.8 million, and $86.0 million, respectively.

Check guarantee is the process of electronically authorizing a check being presented to the Company’s merchant customer, through an extensive database, and guaranteeing the face value of the check to the merchant customer. Revenues for check guarantee services are based on a percentage of the face value of each guaranteed check and are recognized when the obligations to the merchant customer are fulfilled. Check verification services are similar to check guarantee services, except the Company does not guarantee the verified checks, and the risk of loss is retained by the merchant customer. Revenues for check verification services are based on a fixed amount per check and are recognized when the checks are verified.

The Company licenses card issuer software products that allow customers to manage their credit card programs. These products include a complete suite of UNIX and mainframe credit card issuing and acquiring software. Software license revenues are recognized in accordance with Statement of Position 97-2, “Software Revenue Recognition.” In certain software arrangements, the Company provides consulting services, which include implementation and upgrades to the existing base software. For license sales that do not include consulting services, and where the license fee is fixed and determinable, collectibility is probable, and evidence of an arrangement exists, revenue is recognized when delivery has occurred. For professional services related to card issuer software and for licenses that include consulting or processing services, revenue is recognized over the period the services are performed. Card issuer software maintenance and support revenues are recognized over the term of the contract or as services are performed.

The collection of fees for services or products prior to the period such services or products are provided to customers are deferred and recognized over the period such services are provided or as products are delivered.

Reserve for Card Processing and Check Guarantee Losses. The Company recognizes a reserve for estimated losses related to its card issuing and merchant acquiring businesses based on historical experience and other relevant factors. In the Company’s card issuing business, the Company records estimates to accrue for losses resulting from transaction processing errors. The Company utilizes a number of systems and procedures within its card issuing business in order to minimize such transaction processing errors from occurring. In the Company’s merchant acquiring business, if, due to the insolvency or bankruptcy of the merchant or other reasons, the Company is not able to collect amounts from its merchant customers for cardholder chargebacks, the Company must bear the credit risk for the full amount of the cardholder transaction. The Company requires cash deposits and other types of collateral from certain merchants to minimize any such risk. In addition, the Company utilizes a number of systems and procedures to manage merchant risk and believes that the diversification of its merchant portfolio among industries and geographic regions minimizes its risk of loss. These card processing loss reserve amounts are subject to risk that actual losses may be greater than the Company’s estimates. At December 31, 2004 and December 31, 2003, the Company had aggregate card processing loss reserves of $0.9 million and $1.1 million, respectively, which are included in other current liabilities in the consolidated balance sheets.

Effective January 1, 2003, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), which requires the recognition of a liability for the amount of the fair value of a guarantee. A liability is required to be maintained until the settlement or expiration of the guarantee for transactions occurring after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company’s card processing business, as based on historical experience, ongoing credit risk assessments, and the collateral held, the fair value of the Company’s guarantee for merchant chargebacks approximates the credit loss reserves.

As further discussed in Note 5, in September 2004, the Board of Directors approved a plan to sell the Company’s merchant acquiring business; therefore, the Company’s financial statements reflect the merchant acquiring business as discontinued operations. The portion of the card processing loss reserves related to the merchant acquiring business has not been reclassified to discontinued operations in the consolidated balance sheets as, upon the ultimate sale of the merchant acquiring business, the Company may retain the credit risk for cardholder transactions processed by the Company prior to the sale.

In the Company’s check guarantee business, if a guaranteed check presented to a merchant customer is dishonored by the check writer’s bank, the Company reimburses its merchant customer for the check’s face value and pursues collection of the amount from the delinquent check writer. The Company’s merchant customers have approximately 60 days from the check date to present claims for dishonored checks to the Company. The Company has a maximum potential liability equal to the value of all checks presented to its merchant customers; however, through historical experience and analysis, the Company is able to reasonably estimate its liability for check returns. The Company recognizes a liability to its merchant customers for estimated check returns (claims payable) and a receivable for amounts the Company estimates it will recover from the check writers (claims recoverable), based on historical experience and other relevant factors. The estimated check returns and recovery amounts are subject to risk that actual amounts returned and recovered may be different than the Company’s estimates. The Company had accrued claims payable and accrued claims recoverable balances of $36.2 million and $39.3 million at December 31, 2004 and $38.3 million and $46.5 million at December 31, 2003, respectively.

As a result of FIN 45, with regards to check guarantee transactions occurring after December 31, 2002, the Company is required to maintain a liability for each guaranteed check equal to the fair value of the guarantee, until the settlement or expiration of the guarantee. As the Company was already applying similar accounting policies for the recognition of its guarantee obligations and related revenue, the adoption of FIN 45 did not have a material impact on the Company’s check guarantee business.

The Company settles its claim obligations with merchants on average within 14 days. Recoverability of claims from the check writers extends beyond this timeframe, but generally occurs within a one-year timeframe.

The Company recorded card processing losses and check guarantee losses, net of anticipated recoveries excluding service fees, of $170.0 million, $174.6 million, and $166.7 million, respectively, for the years ended December 31, 2004, 2003, and 2002. Amounts written-off, or in the case of check guarantee losses, the amounts paid to the Company’s merchant customers, net of amounts recovered from check writers excluding service fees, were $165.1 million, $180.7 million, and $168.8 million, respectively, for the years ended December 31, 2004, 2003, and 2002.

Other Charges. It is the Company’s policy to present other charges, such as severance, impairment, or restructuring, if significant for a given reporting period, on a separate line item within operating expenses in the consolidated statements of income. In the normal course of business, it is not unusual for the Company to have ongoing severance charges that are not significant and therefore, not presented separately in the consolidated statements of income.

Share-Based Compensation. On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

•	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

•	A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosure either (a) all periods presented or (b) prior interim periods of the year of adoption.

The Company adopted SFAS 123(R) on January 1, 2005, using the Black-Scholes-Merton option valuation model and the modified retrospective method, restating all prior periods. Prior to January 1, 2005, the Company accounted for stock option awards using APB 25’s intrinsic value method as permitted by SFAS 123. As such, no compensation cost was recognized in the income statement, as the exercise price equaled the market value of the underlying common stock on the date of grant. Additionally, prior to January 1, 2005, the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows. SFAS 123(R) requires that such tax benefits be classified as financing cash flows. Prior to the adoption of SFAS 123(R), restricted stock awards were recorded as deferred compensation, a reduction of shareholders’ equity, based on the quoted fair market value of the Company’s stock on the date of grant. The common or treasury stock balances were adjusted on the date of grant to reflect the issuance of the restricted stock awards. Under the provisions of SFAS 123(R), restricted stock awards are not deemed to be issued until the end of the vesting period. Accordingly, SFAS 123(R) requires that compensation cost be recognized over the requisite service period with an offsetting credit to paid-in capital. Refer to Notes 7 and 8 for additional information regarding the Company’s share-based compensation awards and related income tax impact.

Earnings Per Share. Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted EPS reflects the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common shares outstanding during the period. Diluted weighted average shares outstanding in 2004, 2003 and 2002 excludes 37 thousand, 2.0 million and 1.4 million weighted average shares, respectively, since these shares were antidilutive.

A reconciliation of the average outstanding shares used in the basic and diluted EPS calculations for the years ended December 31, 2004, 2003, and 2002 is as follows:

	2004	2003	2002
	(In thousands)
Weighted average shares outstanding (basic)	62,818	65,094	68,254
Effect of dilutive securities:
Stock options	815	479	721
Restricted stock and restricted stock units	333	297	58

Weighted average shares outstanding (diluted)	63,966	65,870	69,033

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand and all liquid investments with an initial maturity of three months or less when purchased.

Settlement Deposits, Receivables, and Payables. Settlement receivables and payables result from timing differences in the Company’s settlement process with merchants, financial institutions, and credit card associations related to merchant and card transaction processing and third-party check collections. Cash held by the Company associated with this settlement process is classified as settlement deposits in the consolidated balance sheets.

The Company has an unsecured revolving credit facility that it uses to finance its customers’ shortfalls in the daily funding requirements associated with the Company’s credit and debit card settlement operations. Amounts borrowed are typically repaid within one to two business days, as customers fund the shortfalls. The credit agreement provides the Company with the option to select an interest rate for borrowings under this facility tied to the prime rate, LIBOR plus 100 basis points, or the federal funds rate plus 125 basis points. The credit agreement contains various covenants and restrictions, including, among other things, limitations on the ability to incur subsidiary indebtedness, to grant liens, to undertake certain mergers, to liquidate, to make certain investments and acquisitions, to pay dividends and redeem shares, and to dispose of certain assets. The terms of the credit agreement also require the Company to maintain certain leverage and fixed charge coverage ratios. The borrowings under this facility, which have not been guaranteed by any of the Company’s subsidiaries, are unsecured and rank on parity in right of payment with all other unsecured and unsubordinated indebtedness from time to time outstanding. In June 2003, the Company lowered the borrowing amount from $130 million to $100 million. This facility has a term of 364 days and is renewed annually. Amounts may be repaid at any time within this term. There were no amounts outstanding under this facility at December 31, 2004 or 2003.

Trade Accounts Receivable. The Company’s provisions for losses on trade accounts receivable were $1.1 million, $2.0 million, and $1.7 million, respectively, and write-offs, net of recoveries, were $0.8 million, $2.8 million, and $1.6 million, respectively, for the years ended December 31, 2004, 2003, and 2002.

Other Receivables and Other Payables. Other receivables and other payables represent amounts due from consumers and amounts due to the Company’s merchant customers, respectively, related to the Company’s deferred debit processing services, which are offered in Australia and the U.K. Additionally, other receivables include amounts due from various financial institutions for the settlement of credit card, debit card, or ATM transactions generated by consumers to access cash or written payment instruments in the Company’s cash access business. Other payables also include amounts due to a third-party for written payment instruments issued by the Company in its cash access business. The Company uses a third-party to fund these payment instruments until such time that the Company is able to secure its own licenses for the sale of payment instruments in those states in which it operates it cash access business.

Other Current Assets. The Company’s other current assets at December 31, 2004 and 2003 consist of the following:

	2004	2003
	(In thousands)
Prepaid expenses	$13,395	$11,658
Current deferred income taxes (Note 7)	3,768	2,242
Inventories and supplies	2,417	1,889
Other current assets	2,656	7,515

	$22,236	$23,304

Property and Equipment. The cost of property and equipment is depreciated on a straight-line basis over estimated useful lives as follows: building—40 years; leasehold improvements—not to exceed lease terms; data processing equipment—3 to 5 years; and furniture and other equipment—3 to 8 years. Maintenance and repairs are charged to expense as incurred.

Property and equipment at December 31, 2004 and 2003 consist of the following:

	2004	2003
	(In thousands)
Land	$1,500	$1,500
Building and improvements	38,852	37,794
Data processing equipment	72,014	62,551
Furniture and other equipment	60,283	51,765

	172,649	153,610
Less accumulated depreciation	(111,159)	(94,713)

	$61,490	$58,897

Depreciation and amortization expense for property and equipment was $19.0 million in 2004, $16.8 million in 2003, and $15.3 million in 2002.

Equipment under capital lease, which is included in data processing equipment, was $6.2 million and $0.6 million at December 31, 2004 and 2003, respectively. Accumulated depreciation related to these assets totaled $1.3 million and $44 thousand at December 31, 2004 and 2003, respectively.

In December 2003, the FASB issued Interpretation No. 46 (revised 2003), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46”). FIN 46 requires the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity.

The Company is the tenant of certain real property located in St. Petersburg, Florida (the “Leased Property”) pursuant to the terms of a synthetic lease agreement dated December 30, 1999 (the “Synthetic Lease”) with an unconsolidated variable interest entity (the “VIE”), as landlord. This agreement was amended in September 2004 to document the change in the annual rate of interest from LIBOR plus 47.5 basis points to LIBOR plus 90 basis points and to conform certain definitions to the Company’s revolving credit facility agreement, which was amended in August 2004. The term of the Synthetic Lease expires on September 17, 2009, but can be renewed through September 17, 2014. In order to acquire the Leased Property, third parties have invested capital at risk equal to 3.5% of the assets of the VIE with the remainder being financed through a debt obligation of the VIE. This, and certain other criteria, allowed the Company to not consolidate the VIE in the Company’s financial statements prior to adopting FIN 46. Rather, the Company accounted for the arrangement as an operating lease. Accordingly, neither the leased facility nor the related debt was recorded in the Company’s accompanying consolidated balance sheets. Upon notice to the VIE and the satisfaction of certain other conditions, the Company has the option to purchase the Leased Property at its original cost or to direct the sale of the facility to a third party.

Upon adoption of certain provisions of FIN 46 on December 31, 2003, the Company consolidated the VIE and recorded a cumulative effect of accounting change expense of $1.3 million after-tax, or $0.02 per diluted share. Upon consolidation of the VIE, property and equipment increased by $21.0 million, which is net of accumulated depreciation of $2.2 million, long-term notes payable increased by $22.4 million, deferred income tax assets increased by $0.8 million, and a minority interest liability of $0.8 million was recorded, which is included in other long-term liabilities in the consolidated balance sheet.

The effect on diluted EPS would have been less than $0.01 in 2003 and 2002 if FIN 46 had been adopted as of the beginning of 2002.

At December 31, 2004, the value of the property and equipment related to the VIE included in the Company’s consolidated balance sheet was $20.5 million, which is net of accumulated depreciation of $2.7 million.

Goodwill. In 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 eliminates the amortization of goodwill and certain other intangible assets and requires that reporting unit goodwill be evaluated for impairment by applying a fair value-based test. The Company adopted the requirements of SFAS 142 as of June 30, 2001, for all acquisitions subsequent to that date, and as of January 1, 2002, for all acquisitions prior to June 30, 2001.

SFAS 142 prescribes the method for determining goodwill impairment. First, a determination of the fair value of the reporting unit is made using expected future discounted cash flows. If the net book value of the reporting unit exceeds the fair value, an allocation of the reporting unit’s fair value to all of its assets and liabilities in a manner similar to purchase price allocation is made, with any residual fair value being allocated to goodwill. The fair value of the goodwill is then compared to its carrying amount to determine impairment. During 2002, the Company completed its initial fair value-based impairment tests and in doing so, it determined that goodwill was not impaired; therefore, no transitional impairment charge was recorded. SFAS 142 further requires that reporting unit goodwill be re-evaluated and tested for impairment at least on an annual basis. Accordingly, during 2004 and 2003, the Company updated its impairment evaluation and determined that reporting unit goodwill remained unimpaired.

A summary of the changes in the net carrying amount of goodwill by reporting segment for the years ended December 31, 2004 and 2003 is as follows:

	Card Svcs	Check Svcs	Total
	(In thousands)
Balance as of January 1, 2003	$140,644	$28,312	$168,956
Foreign currency translation	17,324	1,347	18,671

Balance as of December 31, 2003	157,968	29,659	187,627
Acquisitions	21,916	17,408	39,324
Discontinued operations	(4,005)	—	(4,005)
Foreign currency translation	9,020	975	9,995

Balance as of December 31, 2004	$184,899	$48,042	$232,941

During 2004, the Company completed acquisitions of Game Financial Corporation (“Game Financial”), Crittson Financial Services LLC (“Crittson”), and Caribbean CariCard Services, Inc. (“CariCard”) (Note 4). The goodwill allocated to the merchant acquiring portion of the Crittson acquisition was reclassified to discontinued operations (Note 5).

The Company makes certain estimates, assumptions, and projections about its financial performance and its industry that affect the determination of the expected future cash flows used in the Company’s impairment tests. While the Company believes that its estimates of future cash flows are reasonable, these estimates are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ from what is assumed in these impairment tests. Should the Company be unable to achieve certain of its business plans, this could have a future impact on management’s opinion regarding the valuation of assets, which could result in an impairment.

Other Intangible Assets. The Company’s acquired intangible assets subject to amortization at December 31, 2004 and 2003 are as follows:

	December 31, 2004		December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Acquired customer contracts	$27,328	$(5,431)	$8,143	$(1,765)
Other	4,853	(1,244)	4,853	(899)

	$32,181	$(6,675)	$12,996	$(2,664)

Net book value	$25,506		$10,332

The Company’s acquired intangible assets are amortized on a straight-line basis over their estimated useful lives. The weighted-average amortization period for acquired customer contracts is six years, while the weighted-average amortization period for other acquired intangible assets, which primarily consist of data files and customer lists, is 13 years.

During 2004, the Company completed the acquisitions of Game Financial, Crittson, and CariCard, resulting in identifiable intangible assets of $20.4 million recorded as part of the purchase price allocation, of which $1.2 million was reclassified to discontinued operations (Note 5). These intangible assets represent the values assigned to acquired customer contracts and are being amortized on a straight-line basis primarily over seven years. On December 31, 2002, the Company completed the purchase of Netzee, Inc., a provider of Internet banking products and e-commerce solutions to community banks and credit unions, resulting in identifiable intangible assets of $7.8 million recorded as part of the purchase price allocation. These intangible assets represent the values assigned to acquired customer contracts and are being amortized on a straight-line basis primarily over five years (Note 4).

During 2002, the Company recorded an impairment charge of $4.2 million in other charges in the consolidated statement of income to write-off the unamortized balance of an acquired customer contract in the Company’s Brazilian card operation, due to the loss of a customer (Note 3). This intangible asset was recorded in the Company’s Card Services segment.

Amortization expense associated with the Company’s acquired intangible assets totaled $4.0 million, $2.0 million, and $0.8 million for the years ended December 31, 2004, 2003 and 2002, respectively. Estimated amortization expense for the Company’s acquired intangible assets for each of the five succeeding fiscal years is as follows: 2005-$4.6 million; 2006-$4.6 million; 2007-$4.6 million; 2008-$3.0 million; and 2009-$3.0 million.

The Company has no intangible assets with indefinite useful lives.

Systems Development and Capitalized Contract Costs. The Company develops and purchases computer software that is used internally to provide processing services to customers or for internal administrative use, and to a lesser extent, software to be sold or licensed to customers. These systems development costs are capitalized based on Statement of Position 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use,” which requires the capitalization of qualifying internal and external costs incurred in connection with the design, coding, installation, and testing of internal use software. The Company ceases capitalization at the point at which the project is substantially complete and ready for its intended use. Systems development costs are amortized on a straight-line basis generally over five to eight years, as determined by their estimated useful lives.

Additionally, the Company capitalizes contract acquisition costs related to signing or renewing long-term customer contracts to the extent recoverable through future operations, contractual minimums, and/or penalties in the case of early termination. These costs, primarily consisting of internal conversion costs and cash payments for rights to provide processing services, are amortized on a straight-line basis generally over the terms of the customer contracts.

Amortization expense for systems development and capitalized contract costs was $24.4 million, $23.2 million, and $23.0 million in 2004, 2003, and 2002, respectively. As of December 31, 2004 and 2003, accumulated amortization was $116.8 million and $107.7 million, respectively.

Other Assets. Other assets, net at December 31, 2004 and 2003 consist of the following:

	2004	2003
	(In thousands)
Prepaid pension cost (Note 9)	$16,656	$19,428
Cash surrender value of life insurance policies	13,998	10,816
Deferred income taxes (Note 7)	4,873	6,691
SERP intangible asset (Note 9)	4,742	4,356
Deferred financing costs, net	2,596	3,480
Other	27,555	20,555

	$70,420	$65,326

Other Current Liabilities. The Company’s other current liabilities at December 31, 2004 and 2003 consist of the following:

	2004	2003
	(In thousands)
Deferred revenue	$8,414	$8,833
Accrued interest	2,810	3,179
Other	17,047	17,484

	$28,271	$29,496

Accumulated Other Comprehensive Loss. Accumulated other comprehensive loss at December 31, 2004, 2003, and 2002 consists of the following components:

	2004	2003	2002
	(In thousands)
Cumulative foreign currency translation adjustment	$(58,645)	$(75,107)	$(113,398)
Cumulative loss from cash flow hedging activities	(549)	(747)	(1,401)

	$(59,194)	$(75,854)	$(114,799)

Impairment of Long-Lived Assets. Long-lived assets other than goodwill include property and equipment, other intangible assets, systems development and capitalized contract costs, and other assets. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company regularly evaluates whether events and circumstances have occurred which indicate that the carrying amount of long-lived assets may warrant revision or may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related business over the remaining life of the asset in measuring whether the carrying amount of the related asset is recoverable. To the extent these projections indicate that future undiscounted net cash flows are not sufficient to recover the carrying amounts of the related assets, the underlying assets are written down by charges to expense so that the carrying amount is equal to fair value, primarily determined based on future discounted cash flows. In the opinion of management, the Company’s long-lived assets are appropriately valued at December 31, 2004 and 2003.

The Company makes certain estimates, assumptions, and projections about its financial performance and its industry that affect the determination of the expected future cash flows used in the Company’s impairment tests. While the Company believes that its estimates of future cash flows are reasonable, these estimates are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ from what is assumed in these impairment tests. Should the Company be unable to achieve certain of its business plans, this could have a future impact on management’s opinion regarding the valuation of assets, which could result in an impairment.

Foreign Currency Translation. The Company has foreign subsidiaries whose functional currency is their local currency. Gains and losses on transactions denominated in currencies other than the functional currencies are included in determining net income for the period in which exchange rates change. The assets and liabilities of foreign subsidiaries, including long-term intercompany balances, are translated at the year-end rate of exchange, and income statement items are translated at the average rates prevailing during the year. The resulting translation adjustment is recorded as a component of shareholders’ equity. The effects of foreign currency gains and losses arising from these translations of assets and liabilities are included as a component of other comprehensive income.

Supplemental Cash Flow Information. Supplemental cash flow disclosures for the years ended December 31, 2004, 2003, and 2002 are as follows:

	2004	2003	2002
	(In thousands)
Income taxes paid, net of amounts refunded	$55,534	$39,163	$46,169
Interest paid	$11,958	$4,536	$7,186

Financial Instruments. The Company considers the carrying amounts of its financial instruments, including cash and cash equivalents, receivables, accounts payable, and accrued liabilities to approximate their fair market values due to their short maturity. The fair value of the Company’s long-term unsecured notes was $204.4 million at December 31, 2004, compared to the carrying amount of $199.5 million. The fair value was derived using the discounted value of future cash flows at rates currently available for notes with similar terms. All other debt instruments at December 31, 2004, approximated their fair values given the debt arrangements have variable interest rates that reflect current terms and conditions for similar debt. The fair value of the Company’s long-term unsecured notes was $207.9 million at December 31, 2003, compared to the carrying amount of $199.4 million.

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) requires that a company recognize derivatives as assets or liabilities on its balance sheet, and also requires that the gain or loss related to the effective portion of derivatives designated as cash flow hedges be recorded as a component of other comprehensive income. The Company has an interest rate swap arrangement that, in effect, fixes the interest rate for a related variable rate lease obligation (Note 10). This derivative has been designated as a cash flow hedge, was documented as fully effective, and at December 31, 2004 and 2003, was valued as a liability totaling $1.2 million and $1.5 million, respectively. The notional amount of the debt underlying the swap arrangement at the date of the transaction was $10.1 million.

The value of this swap arrangement is included in other current liabilities in the consolidated balance sheets, and the related gains or losses are recorded, net of income tax effects, as a component of other comprehensive income.

Note 3—Other Charges

It is the Company’s policy to present other charges, such as severance, impairment, or restructuring charges, if significant for a given reporting period, on a separate line item within operating expenses in the consolidated statements of income. In the normal course of business, it is not unusual for the Company to have ongoing severance charges that are not significant and therefore, not presented separately in the consolidated statements of income.

During 2003, the Company recorded other charges of $12.2 million ($7.7 million after-tax). These charges included $9.6 million of early termination costs associated with a U.S. data processing contract, $2.7 million of charges related to the downsizing of the Company’s Brazilian card operation, and ($0.1) million of market value recoveries on the Company’s collateral assignment in life insurance policies (the carrying value of the Company’s collateral assignment is the lesser of the policies’ cash surrender value or the premiums paid), net of severance charges. These charges were recorded in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” and SFAS 144.

Early Termination Costs. In March 2003, the Company entered into a ten-year agreement with IBM to provide data processing services for its U.S. operations. The Company anticipates that this agreement, which replaces an existing arrangement the Company had with EDS, will provide cost savings and future operational flexibility to the Company. The Company recorded a charge of $9.6 million in March 2003 for early contract termination costs under the terms of the existing EDS contract, which included a $6.7 million termination charge and $2.9 million for “wind-down” costs payable to EDS related to the disposal or redeployment of EDS equipment, the placement of EDS personnel, and the termination of third-party agreements. Approximately $8.8 million of this charge was recorded in Card Services, while the remaining $0.8 million was recorded in Check Services. The conversion to IBM was completed during the third quarter of 2003 and all charges were paid as of December 31, 2004.

Downsizing of Brazilian Card Operation. Due to the loss of a large customer, which discontinued using our card processing services at the beginning of March 2003, in the Company’s Brazilian card operation, and the continued focus on attaining cost efficiencies, the Company downsized its Brazilian card operation during the first quarter of 2003. In conjunction with this downsizing, the Company recorded charges of $2.7 million, which included severance charges of approximately $0.7 million, a $0.2 million charge for third-party contract termination costs, and $1.8 million of asset impairment charges related to equipment and capitalized software development costs. The impairment resulted from the downsizing of the operation and management’s strategic focus away from certain development models in order to attain on-going cost efficiencies in its operations. All of the 2003 contract termination costs and severance charges were paid as of December 31, 2004.

During 2002, the Company recorded other charges of $12.2 million ($7.7 million after-tax). These charges included an impairment write-off of $4.2 million for the remaining intangible asset value assigned to an acquired customer contract in the Company’s Brazilian card operation, due to the loss of a customer (Note 2); a $4.0 million charge for the settlement of a class action lawsuit, net of insurance proceeds; and $4.0 million of severance charges and market value losses on the Company’s collateral assignment in life insurance policies. All of the 2002 severance and legal settlement charges were paid as of December 31, 2003.

Note 4—Acquisitions

On March 1, 2004, the Company completed the purchases of Game Financial, a provider of debit and credit card cash advances, ATM access, and check cashing services in gaming institutions, and Crittson, a full service provider of card and merchant processing services. The acquisition of Game Financial helps position the Company as a leading provider of comprehensive cash access services in the gaming industry and broadens its check risk management product line and customer base, while the acquisition of Crittson further strengthens the Company’s U.S. market share as the leading third party credit card processor for community banks and credit unions. On August 6, 2004, the Company completed the acquisition of CariCard, a third-party transaction processor in the Caribbean. CariCard provides a wide range of products and services to financial institutions, retailers, and the petroleum industry that service markets in 16 countries throughout the Caribbean.

These acquisitions had a combined initial cash purchase price of $46.2 million, net of $24.6 million of cash acquired. During 2004, the Company paid net additional consideration of $0.3 million to the former owners of the businesses acquired resulting from a final determination of net assets acquired. These payments were recorded as adjustments to goodwill. Additionally, the Company received $1.0 million from the former owner of one of the businesses acquired as a reduction in purchase price due to the termination of a customer contract subsequent to the acquisition. This payment was recorded as an adjustment to the value assigned to acquired customer contracts.

In connection with these acquisitions, the Company recorded acquisition liabilities totaling $7.8 million for early termination costs associated with a data processing contract of one of the acquired businesses, severance and relocation costs for employees of the acquired businesses, and professional fees. These costs are reflected as assumed liabilities in the allocation of the purchase price to net assets acquired. As of December 31, 2004, $6.3 million of these costs had been paid and charged against the liability. The remaining amounts are expected to be paid during 2005.

The purchase price allocation, including the purchase price adjustments of $0.3 million and $1.0 million, resulted in identifiable intangible assets of $20.4 million, which are being amortized primarily over seven years. This intangible asset value was assigned to acquired customer contracts. Goodwill recognized in these acquisitions amounted to $39.3 million, which is expected to be fully deductible for tax purposes. Goodwill was assigned to the Card Services and Check Services segments in the amounts of $21.9 million and $17.4 million, respectively.

In connection with the acquisition of Game Financial, the Company may receive purchase price reductions for certain customers if those customers terminate their contracts during designated periods subsequent to the acquisition. The maximum amount that could be received by the Company is $8.7 million. Additionally, in connection with the acquisition of Crittson, the Company may be required to pay certain additional amounts of up to $1.2 million, payable in cash and to be accounted for under the purchase method, contingent upon the acquired business achieving specified levels of revenue growth during designated periods subsequent to the acquisition. Any such payments to or by the Company would result in adjustments to goodwill or in the case of customer contract settlements, to identifiable intangible assets.

On December 31, 2002, the Company completed the purchase of Netzee, Inc., a provider of Internet banking products and e-commerce solutions to community banks and credit unions, for $10.4 million in cash. Approximately $7.8 million of the purchase price was allocated to identifiable intangible assets for acquired customer contracts, which are being amortized on a straight-line basis primarily over five years.

In connection with this acquisition, the Company recorded acquisition liabilities totaling $0.6 million primarily for severance costs for employees of the acquired businesses and professional fees. These costs were reflected as assumed liabilities in the allocation of the purchase price to net assets acquired. As of December 31, 2003, all of these costs had been paid and charged against the liability.

The above acquisitions were accounted for as purchases and their results of operations have been included in the consolidated statements of income from the dates of acquisition. The pro forma effects of these acquisitions on the Company’s consolidated financial statements were not material.

The following table summarizes the purchase price allocation of the acquisitions, including professional fees and other related acquisition costs, to the assets and liabilities assumed, based on their estimated fair values:

	2004	2002
	(In thousands)
Cash and cash equivalents	$24,638	$—
Trade accounts receivable, net	1,993	1,167
Other receivables	9,741	531
Other current assets	1,429	129
Property and equipment, net	2,660	1,491
Goodwill	39,324	—
Other intangible assets	20,408	7,822
Other assets	518	2,375

Total assets acquired	100,711	13,515

Accounts payable and other accrued expenses	(13,135)	—
Other payables	(11,332)	—
Other current liabilities	(6,049)	(2,413)
Other long-term liabilities	(36)	(669)

Total liabilities assumed	(30,552)	(3,082)

Net assets acquired	$70,159	$10,433

Approximately $5.8 million of the Crittson purchase price, which represents merchant acquiring operations, was reclassified to discontinued operations (Note 5), including $4.0 million of goodwill and $1.2 million of identifiable intangible assets. Additionally, during 2003, the Company acquired a merchant portfolio for $4.5 million in cash, which was being amortized on a straight-line basis over seven years. This acquisition was also reclassified to discontinued operations (Note 5).

Note 5—Discontinued Operations

The Company’s merchant processing operations consist of two businesses: (1) merchant acquiring, where the Company is a direct party to contracts with merchants regarding its provision of card processing services for the merchant, and the Company is subject to the associated risk that a cardholder billing dispute will be resolved in favor of the cardholder (referred to as a cardholder “chargeback”), and (2) institution processing, where the Company provides authorization, settlement, and customer service to community banks and others that contract directly with merchant customers. The Company views merchant acquiring as a non-strategic business and over the past few years, has operated this business conservatively to reduce exposure to merchant risk, which in the short-term improved overall profitability but limited growth. In September 2004, the Board of Directors approved a plan to sell the Company’s merchant acquiring business, at which time, the held for sale criteria in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” were met. The Company expects that the merchant acquiring business will be sold within a year of approving this plan.

The Company’s financial statements reflect the merchant acquiring business as a discontinued operation with the related assets and liabilities classified under the captions “Assets held for sale” and “Liabilities related to assets held for sale” in the consolidated balance sheets. The results of operations are treated as income from discontinued operations, net of tax, and separately stated in the consolidated statements of income, below income from continuing operations. The merchant acquiring operations were historically included in the Card Services segment.

The Company plans to continue to operate the institution processing business, which it believes is complementary to its card issuing business.

Summarized financial information for discontinued operations for the years ended December 31, 2004, 2003 and 2002 is as follows:

	2004	2003	2002
	(In thousands)
Revenues	$107,194	$93,730	$101,177
Operating expenses	97,665	87,545	96,397

Income before taxes	9,529	6,185	4,780
Provision for income taxes	(3,595)	(2,288)	(1,854)

Income from discontinued operations	$5,934	$3,897	$2,926

The assets held for sale and liabilities related to assets held for sale as of December 31, 2004 and 2003 are as follows:

	December 31, 2004	December 31, 2003
	(In thousands)
Assets:
Settlement deposits	$1,716	$3,510
Trade accounts receivable, net	6,424	4,873
Settlement receivables	8,774	5,976
Other current assets	372	—
Goodwill, net	4,005	—
Other intangible assets, net	20,537	21,467

Assets held for sale	$41,828	$35,826

Liabilities:
Accounts payable and accrued expenses	$1,271	$1,363
Settlement payables	10,490	9,486
Other current liabilities	—	(360)
Deferred income taxes	5,958	1,047

Liabilities related to assets held for sale	$17,719	$11,536

Summarized cash flow information associated with discontinued operations for the years ended December 31, 2004, 2003 and 2002 is as follows:

	2004	2003	2002
	(In thousands)
Income from discontinued operations	$5,934	$3,897	$2,926
Deferred income taxes	4,994	718	1,509
Changes in assets and liabilities:
Accounts receivable, net	(968)	(1,063)	(259)
Current liabilities, excluding settlement and claims payable	(200)	296	373
Other current assets	(8)	—	—
Other long-term assets	2,327	2,429	2,250

	12,079	6,277	6,799

Capital expenditures	(161)	(208)	—
Acquisitions (Note 4)	(5,800)	(4,521)	—

	(5,961)	(4,729)	—

Net cash provided by discontinued operations	$6,118	$1,548	$6,799

Note 6—Long-Term Debt

Long-term debt at December 31, 2004 and 2003 consists of the following:

	2004	2003
	(In thousands)
Unsecured notes, 4.75%, due 2008, net of unamortized discount of $0.5 million and $0.6 million in 2004 and 2003, respectively	$199,543	$199,420
Borrowings under revolving credit facility	48,600	—
Notes payable, due 2009	22,364	22,364
Capital lease obligations, less current portion	3,461	615

	$273,968	$222,399

Unsecured Notes. In September 2003, the Company completed its offering of $200 million (aggregate principal amount) of unsecured 4.75% fixed-rate notes due in 2008. The notes rank equally with all of the Company’s existing and future unsecured, unsubordinated indebtedness from time to time outstanding. The notes were sold at a discount of $0.6 million, which along with related note issuance costs, are amortized on a straight-line basis over the term of the notes. The Company used the net proceeds from the offering to repay the outstanding indebtedness under its $300 million revolving credit facility and for general corporate purposes. The notes accrue interest starting on September 10, 2003 at a rate of 4.75% per year, payable semi-annually in arrears on each March 15 and September 15, beginning on March 15, 2004.

Revolving Credit Facilities. On July 6, 2001, the Company entered into an amended and restated revolving credit agreement with a group of commercial banks. The credit agreement initially provided for an aggregate of $400 million in borrowings, consisting of a $100 million 364-day facility and a three-year $300 million facility. The Company did not renew the $100 million 364-day facility upon its expiration in 2002. In June 2003, the Company signed an extension of the $300 million multi-year facility, extending that facility through June 2005. The $300 million facility bore interest at an annual rate of LIBOR plus 100 basis points and contained certain financial covenants related to interest coverage and funded debt to cash flow. Borrowings under this facility were guaranteed by the Company’s subsidiaries. Borrowings were made on this facility in 2001 to fund a $275 million payment to Equifax in conjunction with the spin-off. It was also used to meet working capital and acquisition needs through 2003. Outstanding amounts were due upon the expiration date of the facility in June 2005. The Company had $214.2 million outstanding under this facility at December 31, 2002, which was repaid in 2003 with the proceeds from the issuance of the Company’s unsecured five-year notes.

In September 2003, the Company cancelled its $300 million revolving credit facility and replaced it with a new $200 million revolving credit facility, which expires in September 2006. The new facility has substantially the same terms as the former facility, except there are no subsidiary guarantees. The new facility bears interest at an annual rate of LIBOR plus 100 basis points and contains certain financial covenants related to interest coverage and funded debt to cash flow. Borrowings on the new facility are available to meet working capital needs and to fund strategic acquisitions and the periodic repurchases of shares when deemed appropriate. This facility was amended in August 2004 to reduce certain restrictions on intercompany loans and cash transfers among subsidiaries. Outstanding amounts are due upon the expiration date of the facility in September 2006. The Company had outstanding borrowings of $48.6 million at December 31, 2004 and no outstanding borrowings at December 31, 2003. This facility had a weighted average interest rate of 2.57% at December 31, 2004 and 2.58% at December 31, 2003.

The Company also has an unsecured revolving credit facility that it uses to finance its customers’ shortfalls in the daily funding requirements associated with the Company’s credit and debit card settlement operations (Note 2). In June 2003, the Company lowered the borrowing amount from $130 million to $100 million. This facility has a term of 364 days and is renewed annually. Outstanding borrowings on this credit facility are classified as part of the Company’s settlement payables in the consolidated balance sheets. There were no amounts outstanding under this facility at December 31, 2004 or 2003.

Notes Payable. As described in Note 2, the Company consolidated its St. Petersburg, Florida synthetic lease on December 31, 2003, in accordance with certain provisions of FIN 46. As a component of this consolidation, the Company recorded long-term notes payable of $22.4 million, which are due at the expiration of the synthetic lease in September 2009. These notes currently bear interest at an annual rate of LIBOR plus 90 basis points and had a weighted average interest rate of 2.25% at December 31, 2004 and 1.76% at December 31, 2003.

Capital Lease Obligations. In 2004, the Company entered into capital leases for data processing equipment over a five-year term. In July 2003, the Company entered into a capital lease agreement to lease various types of computer equipment under a pre-arranged pricing schedule with a four-year lease term. Assets leased under these agreements totaled $6.2 million and $0.6 million at December 31, 2004 and 2003, respectively.

Future maturities of capital lease obligations, including current portion, as of December 31, 2004 are as follows (in thousands):

2005	$1,436
2006	1,436
2007	1,389
2008	774
2009	79

5,114
Less amounts representing interest	(399)

Present value of minimum lease payments	$4,715

Note 7—Income Taxes

The Company files a consolidated U.S. federal income tax return with its domestic subsidiaries. Foreign subsidiaries file separate income tax returns based on each subsidiary’s operations. Where available, the Company does use foreign group relief provisions to reduce taxes payable within the same country tax group.

The provision for income taxes from continuing operations before cumulative effect of a change in accounting principle and including the effects of adopting SFAS 123(R) consists of the following (in thousands):

	2004	2003	2002
Current:
Federal	$51,940	$29,153	$37,283
State	6,141	3,755	3,896
Foreign	7,492	5,513	7,882

	65,573	38,421	49,061

Deferred:
Federal	(6,883)	13,378	830
State	(1,015)	815	581
Foreign	1,436	(2,185)	(241)

	(6,462)	12,008	1,170

	$59,111	$50,429	$50,231

The provision for income taxes is based on pre-tax income from continuing operations, which includes the effects of adopting SFAS 123(R) as follows (in thousands):

	2004	2003	2002
United States	$142,766	$135,382	$111,302
Foreign	14,023	(2,809)	15,643

	$156,789	$132,573	$126,945

The provision for income taxes from continuing operations before cumulative effect of a change in accounting principle and including the effects of adopting SFAS 123(R) is reconciled with the U.S. federal statutory rate as follows (in thousands):

	2004		2003		2002
Provision calculated at federal statutory rate	$54,876	35.0%	$46,401	35.0%	$44,431	35.0%
State and local taxes, net of federal benefit	3,332	2.2	3,629	2.7	2,911	2.3
Foreign tax on U.S. income	982	0.6	367	0.3	3,849	3.0
Foreign tax credit, current and deferred	—	—	—	—	(2,418)	-1.9
Unremitted earnings of foreign subsidiaries	(1,096)	-0.7	(528)	-0.4	(504)	-0.4
Research credits	—	—	(308)	-0.2	—	—
Incentive stock options	1,106	0.7	1,302	0.9	1,309	1.1
Other	(89)	-0.1	(434)	-0.3	653	0.5

	$59,111	37.7%	$50,429	38.0%	$50,231	39.6%

During 2002, the Company determined that its investments in certain foreign subsidiaries are permanently invested and will not be repatriated to the U.S. in the foreseeable future. Future U.S. tax consequences on the undistributed earnings of these subsidiaries are no longer considered in the tax provision calculation in accordance with APB Opinion No. 23. At December 31, 2004, there are approximately $41.7 million of undistributed net earnings for which no additional U.S. tax has been provided.

During 2004, the U.S. enacted legislation that would permit companies with undistributed foreign earnings to repatriate those earnings in either 2004 or 2005 at a preferential rate of approximately 5.25%. To qualify for the preferential rate, the cash dividend must be extraordinary (i.e. greater than the average foreign dividends paid over a test period), cannot be used to fund loans back to controlled foreign subsidiaries, and must be invested in the U.S. pursuant to a domestic reinvestment plan that is approved by the Company’s chief executive officer and its Board of Directors, management committee or similar body.

Management has determined that the level of cash held by its controlled foreign subsidiaries is required for operations outside of the U.S. As such, the Company did not make qualifying distributions during 2004, and does currently not intend to make qualifying distributions during 2005. Any change in circumstance that indicates cash in foreign operations is no longer needed for those operations and cannot be redeployed in other foreign operations will be evaluated at the time the circumstance arises.

The Company records deferred income taxes using enacted tax laws and rates for the years in which the Company expects to pay the taxes. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities. Management evaluates the ultimate recoverability of deferred tax assets and records a valuation allowance for any portion of an asset for which ultimate realization is not probable.

Components of the Company’s deferred income tax assets and liabilities related to continuing operations and including the effects of adopting SFAS 123(R) at December 31, 2004 and 2003 are as follows (certain prior period amounts have been reclassified to conform to the current period presentation) (in thousands):

	2004	2003
Deferred income tax assets:
Reserves and accrued expenses	$5,477	$5,309
Net operating loss and foreign tax credit carryovers	15,458	7,878
Depreciation	9	1,551
Employee compensation and benefit plans	7,788	3,301
Deferred income	1,171	992
Other	3,715	3,471

	33,618	22,502

Deferred income tax liabilities:
Intangibles and other assets	(40,646)	(33,671)
Employee compensation and benefit plans	—	—
Claims recoverable and payable, net	(2,284)	(5,215)
Undistributed earnings of certain foreign subsidiaries	—	(1,271)
Other	(4,142)	(6,447)

	(47,072)	(46,604)

Valuation allowances	(10,976)	(5,742)

Net deferred income tax liability	$(24,430)	$(29,844)

Current deferred tax asset (included in other current assets)	$3,768	$2,242
Long-term deferred tax asset (included in other assets)	4,873	6,691
Current deferred tax liability (included in income taxes payable)	—	(313)
Long-term deferred tax liability	(33,071)	(38,464)

	$(24,430)	$(29,844)

A significant portion of the Company’s deferred tax assets relate to net operating loss carryovers in countries outside the U.S. The Company considers the need for a valuation allowance on a country-by-country basis taking into account the effects of local tax law. Management believes that there is sufficient evidence to support its conclusion not to record a valuation allowance for deferred tax assets, other than for the U.S. foreign tax credit carryover and all Brazilian deferred tax assets. Many factors are considered in this determination, including the fact that the losses were generated primarily by accelerated tax deductions for software, those operations with significant net operating losses all have current year taxable income before net operating loss utilization, and the significant net operating losses have an indefinite life.

Brazilian deferred tax assets are fully reserved, as those operations are not currently projected to generate a level of taxable income that makes realization of these assets probable. The Company is currently able to utilize Brazilian losses in its U.S. income tax return so an increase in the valuation reserve for Brazilian deferred tax does not increase overall income tax expense. However, utilization of the losses in the U.S. return makes realization of the U.S. foreign tax credit carryover highly unlikely, requiring that it also be fully reserved.

The deferred tax assets for net operating loss and foreign tax credit carryovers, net of valuation allowances, as of December 31, 2004 and 2003 consist of the following:

	2004	2003
	(In thousands)
Net operating loss for Card Services U.K. (no expiration date)	$67	$2,396
Net operating loss for Card Services Australia (no expiration date)	4,743	24
Net operating loss for Card Services Brazil (no expiration date)	10,438	5,254
Net operating loss for Check Services Canada	—	13
Net operating loss for Card Services Thailand (expires 2009)	21	—
Net operating loss for Card Services Chile (no expiration date)	10	7
Contributions carryover	—	5
U.S. foreign tax credit carryover at Certegy Inc. (expires 2006)	179	179

Net operating loss and foreign tax credit carryovers	15,458	7,878
Valuation allowance for Card Services Brazil	(10,438)	(5,254)
Valuation allowance for Certegy Inc.	(179)	(179)

	$4,841	$2,445

In addition to the valuation allowances related to net operating loss and foreign tax credit carryovers, the Company has valuation allowances of $0.4 million and $0.3 million at December 31, 2004 and 2003, respectively, related to reserves and accrued expenses. The change in valuation allowances during 2004 is summarized as follows (in thousands):

Valuation allowances at December 31, 2003	$5,742
Current year change in valuation allowance for Brazil net operating loss	4,700
Current year change in valuation allowance for other Brazil deferred tax assets	22
Foreign currency translation on Brazil valuation allowance	512

Valuation allowances at December 31, 2004	$10,976

Note 8—Shareholders’ Equity

Treasury Stock. During 2004, 2003, and 2002, the Company repurchased 2.7 million, 1.7 million, and 3.4 million shares of its common stock through open market transactions at an aggregate cost of $96.5 million, $49.6 million, and $79.6 million, respectively. Additionally, during 2003, the Company repurchased 0.9 million shares through a private transaction at an aggregate cost of $24.0 million. In May 2004, the Board of Directors of the Company approved a $100 million share repurchase program, which replaced the prior authority. As of December 31, 2004, the Company had $43.3 million remaining under this program for future share repurchases. During 2004, 2003, and 2002, the Company reissued approximately 0.7 million, 0.3 million, and 0.7 million treasury shares, respectively, in connection with employee stock option exercises and issuances of vested restricted stock awards.

Rights Plan. In June 2001, the Company’s Board of Directors adopted a Shareholder Rights Plan (the “Rights Plan”). The Rights Plan contains provisions to protect the Company’s shareholders in the event of an unsolicited offer to acquire the Company, including offers that do not treat all shareholders equally, the acquisition in the open market of shares constituting control without offering fair value to all shareholders, and other coercive, unfair or inadequate takeover bids and practices that could impair the ability of the Board of Directors to represent shareholders’ interests fully. Pursuant to the Rights Plan, the Board of Directors declared a dividend of one Share Purchase Right (a “Right”) for each outstanding share of the Company’s common stock, with distribution to be made to shareholders of record as of July 6, 2001. The Rights, which will expire on July 6, 2011, initially will be represented by, and traded together with, the Company’s common stock. The Rights are not currently exercisable and do not become exercisable unless certain triggering events occur. Among the triggering events is the acquisition of 20 percent or more of the Company’s common stock by a person or group of affiliated or associated persons. Unless previously redeemed, upon the occurrence of one of the specified triggering events, each Right that is not held by the 20 percent or more shareholder will entitle its holder to purchase one share of common stock or, under certain circumstances, additional shares of common stock at a discounted price.

Stock Options. In June 2001, the Company’s Board of Directors adopted the Certegy Inc. Stock Incentive Plan (the “Employee Stock Plan”), pursuant to which 6.6 million shares of authorized but unissued common stock were reserved. Under the provisions of the Employee Stock Plan, the number of shares available for grant is increased each January through 2008 based on the number of common shares issued and outstanding. The Employee Stock Plan provides that qualified and nonqualified stock options may be granted to officers and employees at exercise prices not less than market value on the date of grant. Options generally vest over a three or four-year period and are exercisable for seven to ten years from the date of grant. Options generally provide for accelerated vesting in the event of a change in control. Options generally continue to vest in accordance with the original vesting schedule upon retirement, or upon permanent disability if the optionee is then eligible to retire, subject to the individual being available to perform reasonable services for the Company as a consultant through the vesting date of the grant, and subject to the conditions that the individual does not commence employment with a competitor of the Company, does not engage in solicitation of the Company’s employees, customers or suppliers, and does not disclose the Company’s confidential information or trade secrets.

Additionally, the Company adopted the Certegy Inc. Non-Employee Director Stock Option Plan (the “Director Stock Plan”), pursuant to which 200,000 shares of stock are available for grant to non-employee directors in the form of stock options.

At December 31, 2004, there were approximately 1.2 million and 164,000 shares available for future option grants and restricted stock awards under the Employee Stock Plan and the Director Stock Plan, respectively. The following is a summary of the stock option activity during 2004, 2003, and 2002 (options in thousands):

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance, January 1, 2002	3,599	$22.47
Granted (at market price)	1,547	33.38
Cancelled	(74)	25.36
Exercised	(703)	22.68

Balance, December 31, 2002	4,369	$26.26
Granted (at market price)	639	25.58
Cancelled	(196)	29.99
Exercised	(304)	18.89

Balance, December 31, 2003	4,508	$26.49
Granted (at market price)	767	33.77
Cancelled	(87)	30.81
Exercised	(580)	20.75

Balance, December 31, 2004	4,608	$28.34	6.23	$33,132

Exercisable at December 31, 2004	3,312	$27.35	5.99	$27,092

The following table summarizes information about stock options outstanding at December 31, 2004 (options in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
$10.20-$18.97	605	5.17	$17.90	525	$17.74
$19.94-$23.72	744	5.25	$22.11	741	$22.10
$24.54-$26.68	580	7.05	$25.25	271	$25.59
$26.92-$30.09	667	6.15	$29.00	598	$29.00
$30.40-$33.84	523	6.15	$32.48	256	$32.37
$34.96	1,141	7.12	$34.96	840	$34.96
$35.09-$42.75	328	6.36	$35.32	66	$35.17
$43.50	20	2.38	$43.50	15	$43.50

	4,608	6.23	$28.34	3,312	$27.35

The fair value of options granted in 2004, 2003, and 2002 is estimated on the date of grant using the Black-Scholes-Merton option-pricing model based on the following weighted average assumptions:

	2004	2003	2002
Dividend yield	0.6%	0.6%	0.0%
Expected volatility	39.8%	40.0%	40.0%
Risk-free interest rate	3.6%	3.1%	3.1%
Expected life in years	4.8	4.8	4.7

Expected volatility and expected term are primarily based on the Company’s historical data. In computing historical volatility, the Company disregards any identifiable period of time in which its share price is extraordinarily volatile because of events that are not expected to recur during the expected term. The risk-free interest rate is based on the U.S. Treasury zero-coupon issues with a remaining term approximating the expected term. The dividend yield is calculated based on the anticipated dividends over the expected term.

The weighted-average grant-date fair value per share of options granted in 2004, 2003, and 2002 under the Employee Stock Plan and the Director Stock Plan is as follows:

	2004	2003	2002
Employee Stock Plan	$13.31	$9.07	$12.62
Director Stock Plan	N/A	$8.90	$15.24

The Company recognizes compensation cost for awards with graded vesting using the straight-line attribution method, with the amount of compensation cost recognized at any date at least equal to the portion of the grant-date value of the award that is vested at that date. At December 31, 2004, the unamortized compensation cost related to stock option awards totaled $9.3 million, which is expected to be recognized over a weighted-average period of 1.36 years.

The compensation cost and related tax benefit associated with stock options is summarized below (in thousands):

	2004	2003	2002
Stock option expense	$11,158	$10,031	$14,223
Income tax benefit	(2,960)	(2,335)	(3,879)

	$8,198	$7,696	$10,344

Restricted Stock. In June 2001, the Company’s Board of Directors adopted the Certegy Inc. Key Management Long-Term Incentive Plan for officers and other key employees. This plan, in conjunction with the Employee Stock Plan, provides for the issuance of restricted stock awards. Restricted stock generally vests over a specified period subject to the employee’s continued service. Certain restricted stock awards contain performance-accelerated provisions; accordingly, compensation expense associated with these awards can fluctuate each year based on the likelihood that the performance criteria will be met. Restricted stock generally provides for accelerated vesting in the event of a change in control or death. Restricted stock generally continues to vest in accordance with the original vesting schedule upon retirement, or upon permanent disability if the optionee is then eligible to retire, subject to the individual being available to perform reasonable services for the Company as a consultant through the vesting date of the grant, and subject to the conditions that the individual does not commence employment with a competitor of the Company, does not engage in solicitation of the Company’s employees, customers or suppliers, and does not disclose the Company’s confidential information or trade secrets. Employees receive dividends on restricted stock awards and are entitled to vote during the vesting period. The Company recognizes compensation cost for restricted stock on a straight-line basis over the vesting period based on the quoted fair market value of the Company’s stock on the date of grant.

The following is a summary of the restricted stock activity during 2004, 2003, and 2002 (shares in thousands):

	Shares	Weighted- Average Grant-Date Fair Value
Balance, January 1, 2002	133	$32.45
Granted (at market price)	287	33.57
Cancelled	(23)	33.77

Balance, December 31, 2002	397	$33.18
Granted (at market price)	210	26.82

Balance, December 31, 2003	607	$30.99
Granted (at market price)	147	32.88
Cancelled	(18)	30.30
Vested	(137)	31.69

Balance, December 31, 2004	599	$31.31

Weighted-average remaining contractual term (years)		2.52

The restricted stock awards granted in 2004, 2003, and 2002 become fully vested at the end of vesting periods, which range from 12 to 72 months. At December 31, 2004, the unamortized compensation cost related to restricted stock awards totaled $9.6 million, which is expected to be recognized over a weighted-average period of 2.52 years.

The compensation cost and related tax benefit associated with restricted stock awards is summarized below (in thousands):

	2004	2003	2002
Compensation expense	$4,828	$4,558	$3,401
Income tax benefit	(1,877)	(1,595)	(1,190)

	$2,951	$2,963	$2,211

Restricted Stock Units. In July 2004, 13,475 restricted stock units were awarded to the Company’s Board of Directors. The restricted stock units vest one year from the grant date, at which time common stock will be issued unless the Board member elects to defer delivery of the stock. Compensation expense is recognized over the vesting period based on the quoted fair market value of the Company’s stock on the date of grant. The weighted-average grant-date fair value per restricted stock unit granted is $37.80. Compensation expense recognized for these restricted stock units in 2004 was $0.3 million.

Dividends. The Company began declaring cash dividends to common shareholders in the third quarter of 2003. Dividends declared during 2004 and 2003 are as follows:

	Dividend Per Share	Total Dividend
		(in millions)
2004
First Quarter	$0.05	$3.2
Second Quarter	$0.05	$3.2
Third Quarter	$0.05	$3.1
Fourth Quarter	$0.05	$3.1

2003
First Quarter	$—	$—
Second Quarter	$—	$—
Third Quarter	$0.05	$3.2
Fourth Quarter	$0.05	$3.2

Note 9—Employee Benefits

In December 2003, the Company adopted SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This statement revised employers’ disclosures about pension and other postretirement benefit plans. It did not change the measurement or recognition of these plans.

The Company uses a measurement date of December 31 for the majority of its retirement and postretirement benefit plans.

Retirement Plan. The Company maintains a non-contributory qualified retirement plan covering most U.S. salaried employees (the U.S. Retirement Income Plan, or “USRIP”). Benefits are primarily a function of salary and years of service.

A reconciliation of the changes in the fair value of plan assets of the USRIP for the years ended December 31, 2004 and 2003 is as follows:

	2004	2003
	(In thousands)
Fair value of plan assets at beginning of year	$48,495	$39,137
Actual return on plan assets	4,730	9,600
Benefits paid	(575)	(242)

Fair value of plan assets at end of year	$52,650	$48,495

Benefits paid in the above table include only those amounts paid directly from plan assets.

The asset allocation for the USRIP at the end of 2004 and 2003 and the target allocation for 2005, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at Measurement Date
	2005	2004	2003
Asset Category:
Equity securities	70%	72%	71%
Debt securities	30%	28%	29%

Total	100%	100%	100%

The Company’s pension plan assets are invested in a manner consistent with the fiduciary standards of the “Employment Retirement Income Security Act” (“ERISA”). Plan investments are made with the safeguards and diversity to which a prudent investor would adhere and all transactions undertaken are for the sole benefit of plan participants and their beneficiaries.

The Company’s investment objective is to obtain the highest possible return commensurate with the level of assumed risk. Fund performances are compared to benchmarks including the S&P 500 Stock Index, S&P 400 Stock Index, Russell Midcap Value Index, Russell 2000 Index, MSCI EAFE, Lehman Brothers Aggregate Bond Index, and ML 3 Month T-Bill Index. The Company’s Investment Committee meets on a quarterly basis to review plan investments.

Supplemental Executive Retirement Plan. In November 2003, the Company established a supplemental executive retirement plan (“SERP”) for certain key officers. The plan, which is unfunded, provides supplemental retirement payments based on salary and years of service. In connection with the establishment of this plan, the Company recorded a $4.4 million intangible asset and additional minimum liability, representing the unfunded accumulated benefit obligation at inception of the plan. The intangible asset and additional minimum liability was $4.7 million at December 31, 2004. The SERP has an accumulated benefit obligation in excess of plan assets. The aggregate projected benefit obligation and accumulated benefit obligation are $7.4 million and $5.9 million, respectively, as of December 31, 2004. The plan is unfunded and therefore, has no plan assets.

Postretirement Benefit Plan. The Company maintains certain healthcare and life insurance benefit plans for eligible retired employees. Substantially all of the Company’s U.S. employees may become eligible for these benefits if they reach retirement age while working for the Company and satisfy certain years of service requirements. Employees hired or rehired after December 31, 1998 have access to the plan’s healthcare benefits but are required to pay the premiums. The cost of providing these benefits is recognized over the active service period of the employees.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) was enacted. The Act introduced both a Medicare prescription drug benefit and a federal subsidy to sponsors of retiree healthcare plans. In January 2004, the FASB issued FASB Staff Position No. 106-1 (“FSP 106-1”), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” This statement permitted a sponsor of a postretirement benefit plan that provides a prescription drug benefit to make a one-time election to defer recognizing the effects of the Act until authoritative guidance on accounting for the federal subsidy was issued or until certain other events occurred.

In May 2004, the FASB issued FASB Staff Position No. 106-2 (“FSP 106-2”), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” which superseded FSP 106-1. FSP 106-2, which became effective in the third quarter of 2004, provides guidance on accounting for the effects of the Act and requires certain disclosures regarding the effect of the federal subsidy provided by the Act. To qualify for the subsidy, plan sponsors of Medicare-eligible retirees must provide prescription drug benefits, which are at least as valuable as the benefits that those retirees would be entitled to under Medicare Part D. The Company maintains a postretirement benefit plan, which provides a prescription drug benefit. At this time, the Company does not expect to be eligible to receive federal subsidies, but a final determination has not yet been made. The Company is awaiting final guidance from the Centers for Medicare and Medicaid Services to make this determination. The Company does not believe that the Act will have a material impact on the Company’s consolidated financial statements.

A reconciliation of the changes in the benefit obligations for the years ended December 31, 2004 and 2003 is as follows:

	Retirement Plans		Postretirement Benefit Plan
	2004	2003	2004	2003
	(In thousands)
Benefit obligations at beginning of year	$47,022	$32,108	$1,640	$1,315
SERP benefit obligation at inception	—	5,849	—	—
Service cost	3,753	3,191	214	184
Interest cost	3,257	2,431	122	92
Plan amendments	—	248	—	—
Actuarial loss	6,099	3,437	666	49
Benefits paid	(575)	(242)	(12)	—

Benefit obligations at end of year	$59,556	$47,022	$2,630	$1,640

Accumulated benefit obligations at end of year	$51,128	$39,490	$2,630	$1,640

The weighted-average assumptions used to determine benefit obligations at December 31, 2004 and 2003 are as follows:

	Retirement Plans				Postretirement Benefit Plan
	USRIP		SERP
	2004	2003	2004	2003	2004	2003
Discount rate	6.30%	6.75%	5.25%	6.75%	5.85%	6.75%
Rate of compensation increase	4.00%	4.25%	5.00%	5.00%	N/A	N/A

A reconciliation of the changes in the funded status for the years ended December 31, 2004 and 2003 is as follows:

	Retirement Plans		Postretirement Benefit Plan
	2004	2003	2004	2003
	(In thousands)
Funded status	$(6,906)	$1,473	$(2,630)	$(1,640)
Unrecognized actuarial loss (gain)	16,966	11,838	(317)	(1,048)
Unrecognized prior service cost (benefit)	5,439	5,953	(194)	(313)

Net amount recognized	$15,499	$19,264	$(3,141)	$(3,001)

Amounts recognized in the consolidated balance sheets at December 31, 2004 and 2003 are as follows:

	Retirement Plans		Postretirement Benefit Plan
	2004	2003	2004	2003
	(In thousands)
Prepaid pension cost (Note 2)	$16,656	$19,428	$—	$—
Accrued benefit cost	(5,899)	(4,520)	(3,141)	(3,001)
Intangible asset (Note 2)	4,742	4,356	—	—

Net amount recognized	$15,499	$19,264	$(3,141)	$(3,001)

Accrued benefit costs for the SERP and postretirement benefit plans are included in other long-term liabilities in the consolidated balance sheets.

Net periodic benefit cost for the plans includes the following components for the years ended December 31, 2004, 2003, and 2002:

	Retirement Plans			Postretirement Benefit Plan
	2004	2003	2002	2004	2003	2002
	(In thousands)
Service cost	$3,753	$3,191	$2,595	$214	$184	$336
Interest cost	3,257	2,431	1,855	122	92	144
Expected return on plan assets	(4,424)	(4,316)	(4,271)	—	—	—
Recognized actuarial loss	665	—	—	—	—	—
Amortization of net gain	—	—	—	(56)	(80)	—
Amortization of prior service cost (benefit)	514	108	18	(128)	(170)	(215)

Net periodic benefit cost	$3,765	$1,414	$197	$152	$26	$265

The weighted-average assumptions used to determine periodic benefit cost for the years ended December 31, 2004, 2003, and 2002 are as follows:

	USRIP			SERP			Postretirement Benefit Plan
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Discount rate	6.75%	7.00%	7.50%	6.75%	6.75%	N/A	6.75%	7.00%	7.50%
Expected long-term return on plan assets	8.50%	8.50%	8.50%	N/A	N/A	N/A	N/A	N/A	N/A
Rate of compensation increase	4.25%	4.25%	4.25%	5.00%	5.00%	N/A	N/A	N/A	N/A

For measurement purposes, a 10 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2005. The rate was assumed to decrease gradually to 5 percent for 2010 and remain at that level thereafter. A one-percentage-point change in assumed health care cost trend rates would have had an immaterial effect on the amounts reported for the postretirement benefit plan.

The expected long-term rate of return on plan assets was made considering the USRIP’s asset mix, historical returns on equity securities, and expected yields to maturity for debt securities.

For calculating retirement plan expense, a market-related value of assets is used. The market-related value of assets recognizes the difference between actual returns and expected returns over five years at a rate of 20% per year.

While the asset return and interest rate environment have negatively impacted the funded status of the USRIP, the Company does not currently have minimum funding requirements, as set forth in ERISA and federal tax laws. The Company did not contribute to the USRIP in 2004 and does not anticipate contributing to the USRIP in 2005.

Information about the expected future employer contributions and benefit payments for the USRIP, the SERP, and the Postretirement Benefit Plan is as follows (in thousands):

	Retirement Plans	Postretirement Benefit Plan
Employer Contributions:
2005 (expected)	$—	$28
Expected Benefit Payments
2005	$613	$28
2006	824	38
2007	1,120	68
2008	1,422	107
2009	1,704	164
2010-2014	25,770	1,833

Foreign Retirement Plans. The Company also maintains various defined contribution plans for certain employees in its international locations. Expenses for these plans for the years ended December 31, 2004, 2003, and 2002 were not material.

Employee Retirement Savings Plan. The Company’s retirement savings plan provides for annual contributions, within specified ranges, determined at the discretion of the Board of Directors for the benefit of eligible employees in the form of Certegy common stock. Employees may sell their Certegy stock, including shares contributed as the Company match, at any time. The Company’s expense for this plan was $1.7 million in 2004, $1.5 million in 2003, and $1.4 million in 2002.

Note 10—Commitments and Contingencies

Operating Leases. The Company’s operating leases principally involve office space and office equipment. Rental expense relating to these leases was $11.3 million in 2004, $11.1 million in 2003, and $9.4 million in 2002.

Future minimum payment obligations for noncancelable operating leases exceeding one year are as follows as of December 31, 2004 (in thousands):

2005	$11,134
2006	9,411
2007	7,542
2008	5,805
2009	3,534
Thereafter	9,160

$46,586

Data Processing Services Agreements. The Company has agreements with IBM and Proceda, which expire between 2007 and 2014, for portions of its computer data processing operations and related functions. The Company’s estimated aggregate contractual obligation remaining under these agreements is approximately $254.6 million as of December 31, 2004. However, this amount could be more or less depending on various factors such as the inflation rate, the introduction of significant new technologies, or changes in the Company’s data processing needs as a result of acquisitions or divestitures. Under certain circumstances, such as a change in control of the Company or for the Company’s convenience, the Company may terminate these agreements. However, the agreements provide that the Company must pay a termination charge in the event of such a termination.

Synthetic Leases. The adoption of FIN 45 on January 1, 2003 as it relates to the residual value guarantees under the Company’s synthetic lease agreements did not have a material impact on the Company’s financial results.

As discussed in Notes 2 and 6, the Company is the tenant of certain real property located in St. Petersburg, Florida. The aggregate value of the building and land at that site when the Company entered into this arrangement was $23.2 million. Subject to the satisfaction of certain conditions, the Company has the option to acquire this leased property at its original cost, or to direct the sale of this facility to a third party. The Company has provided a guarantee to the lessor that the proceeds from a sale of the facility to a third party will equal or exceed a certain percentage of the original fair market value of the leased property. The Company’s maximum exposure under this guarantee is approximately $18.1 million.

Effective December 31, 2003, the Company began consolidating this lease arrangement into its consolidated financial statements in accordance with certain provisions of FIN 46.

The Company also has a synthetic lease arrangement with respect to its facilities in Madison, Wisconsin, which expires in 2009. This agreement was amended in September 2004 to conform certain definitions to the Company’s revolving credit facility agreement, which was amended in August 2004. The aggregate value of the building and land at that site when the Company entered into this arrangement was $10.1 million. Subject to the satisfaction of certain conditions, the Company has the option to acquire this leased property at its original cost, or to direct the sale of this facility to a third party. The Company has provided a guarantee to the lessor that the proceeds from a sale of the facility to a third party will equal or exceed a certain percentage of the original fair market value of the leased property. The Company’s maximum exposure under this guarantee is approximately $8.1 million.

Based on the current fair market values of the leased properties, the Company does not expect to be required to make payments under these residual value guarantees.

The Company has entered into an interest rate swap arrangement to fix the variable interest rate on the Madison, Wisconsin lease obligation (Note 2).

Change in Control Agreements. The Company has agreements with certain of its officers, which provide certain severance pay and benefits in the event of a termination of the officer’s employment under certain circumstances following a “change in control” of the Company. “Change in control” is defined as the accumulation by any person, entity, or group of 20 percent or more of the combined voting power of the Company’s voting stock or the occurrence of certain other specified events. In the event of a “change in control,” vesting periods and payouts under the Stock Incentive Plan and the Long-Term Incentive Plan are accelerated.

Litigation. A number of lawsuits seeking damages are brought against the Company each year in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters, individually or in the aggregate, will not have a materially adverse effect on the Company’s financial position, liquidity, or results of operations.

The Company provides for estimated legal fees and settlements relating to pending lawsuits. On October 22, 2004, a complaint for patent infringement was filed in the matter of USA Payments, Inc. and Global Cash Access, Inc. v. U.S. Bancorp dba U.S. Bank, et al., Case No. CV-S-04-1470-JCM PAL, U.S. District Court, District of Nevada. The complaint named Certegy Inc. and three of its subsidiaries, Certegy Check Services, Inc., Game Financial Corporation, and GameCash, Inc. as defendants. The plaintiffs are seeking injunctive relief, an unspecified amount of damages (but no less than an unspecified reasonable royalty), a trebling of damages, together with pre-judgment interest, and attorneys’ fees. Discovery has recently commenced and no trial date has been set. Management believes it has meritorious defenses and is defending the matter vigorously.

Note 11—Quarterly Consolidated Financial Information (Unaudited)

Quarterly revenues and operating income by reportable segment (Note 12) and other summarized quarterly financial data for 2004 and 2003 are as follows (in thousands, except per share amounts):

	First	Second	Third	Fourth
2004
Revenues:
Card Services	$138,654	$144,928	$149,542	$157,258
Check Services	100,686	110,736	113,118	124,584

	$239,340	$255,664	$262,660	$281,842

Operating income:
Card Services	$29,013	$32,568	$35,767	$38,939
Check Services	8,050	11,633	14,987	24,117

	37,063	44,201	50,754	63,056
General corporate expense	(7,093)	(6,758)	(6,115)	(6,612)

	$29,970	$37,443	$44,639	$56,444

Income from continuing operations	$16,851	$21,283	$25,941	$33,603
Income from discontinued operations, net of tax (Note 5)	1,272	1,536	1,325	1,801

Net income	$18,123	$22,819	$27,266	$35,404

Basic earnings per share:
Income from continuing operations	$0.26	$0.34	$0.41	$0.54
Income from discontinued operations	0.02	0.02	0.02	0.03

Net income	$0.28	$0.36	$0.44	$0.57

Diluted earnings per share:
Income from continuing operations	$0.26	$0.33	$0.41	$0.53
Income from discontinued operations	0.02	0.02	0.02	0.03

Net income	$0.28	$0.36	$0.43	$0.56

Dividends declared per common share	$0.05	$0.05	$0.05	$0.05

	First (1)	Second (1)	Third	Fourth
2003
Revenues:
Card Services	$134,831	$136,096	$140,209	$139,597
Check Services	82,993	87,076	91,743	109,189

	$217,824	$223,172	$231,952	$248,786

Operating income:
Card Services	$17,903	$29,394	$33,990	$37,076
Check Services	5,374	8,515	11,373	17,278

	23,277	37,909	45,363	54,354
General corporate expense	(6,224)	(4,469)	(5,954)	(6,072)

	$17,053	$33,440	$39,409	$48,282

Income from continuing operations before cumulative effect of a change in accounting principle	$9,423	$20,144	$23,375	$29,202
Income from discontinued operations, net of tax (Note 5)	578	979	1,090	1,250
Cumulative effect of a change in accounting principle, net of tax (Note 2)	—	—	—	(1,335)

Net income	$10,001	$21,123	$24,465	$29,117

Basic earnings per share:
Income from continuing operations before cumulative effect of a change in accounting principle	$0.14	$0.31	$0.36	$0.46
Income from discontinued operations	0.01	0.01	0.02	0.02
Cumulative effect of a change in accounting principle	—	—	—	(0.02)

Net income	$0.15	$0.32	$0.38	$0.45

Diluted earnings per share:
Income from continuing operations	$0.14	$0.30	$0.36	$0.45
Income from discontinued operations	0.01	0.01	0.02	0.02
Cumulative effect of a change in accounting principle	—	—	—	(0.02)

Net income	$0.15	$0.32	$0.37	$0.45

Dividends declared per common share	$—	$—	$0.05	$0.05

(1)	The first quarter and second quarter of 2003 include other charges of $12.6 million and $(0.4) million, respectively. See Note 3 for further information on these charges

Note 12—Segment Information

Segment information has been prepared in accordance with SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”). The Company has two segments: credit and debit card processing (Card Services) and check risk management services (Check Services). Segments were determined based on products and services provided by each segment (Note 1) and represent components of the Company about which separate internal financial information is maintained and evaluated by senior management in deciding how to allocate resources and in assessing performance. The accounting policies of the segments are the same as those described in the Company’s summary of significant accounting policies (Note 2). The Company evaluates the segment performance based on its operating income. Intersegment sales and transfers, which are not material, have been eliminated.

Segment information for 2004, 2003, and 2002 is as follows (dollars in thousands):

	2004		2003		2002
	Amount	%	Amount	%	Amount	%
Revenues:
Card Services	$590,382	57%	$550,733	60%	$559,726	62%
Check Services	449,124	43	371,001	40	347,065	38

	$1,039,506	100%	$921,734	100%	$906,791	100%

Operating income:
Card Services	$136,287	70%	$118,363	74%	$119,192	75%
Check Services	58,787	30	42,540	26	39,017	25

	195,074	100%	160,903	100%	158,209	100%
General corporate expense	(26,578)		(22,719)		(25,263)

	$168,496		$138,184		$132,946

Total assets at December 31:
Card Services	$533,304	58%	$475,293	61%
Check Services	292,936	32	215,529	27
Corporate	54,141	6	58,708	7
Discontinued operations (Note 5)	41,828	4	35,826	5

	$922,209	100%	$785,356	100%

Depreciation and amortization:
Card Services	$34,054	72%	$32,220	77%	$31,886	82%
Check Services	12,114	25	8,688	21	6,572	17
Corporate	1,281	3	1,122	2	592	1

	$47,449	100%	$42,030	100%	$39,050	100%

Capital expenditures:
Card Services	$31,660	77%	$29,309	67%	$36,746	75%
Check Services	8,826	22	13,849	32	8,700	18
Corporate	422	1	589	1	3,515	7

	$40,908	100%	$43,747	100%	$48,961	100%

Financial information by geographic area is as follows (dollars in thousands):

	2004		2003		2002
	Amount	%	Amount	%	Amount	%
Revenues (based on location of customer):
United States	$861,903	83%	$754,123	82%	$723,430	80%
United Kingdom	92,703	9	89,477	10	79,040	9
Brazil	20,718	2	24,889	3	61,033	7
Other	64,182	6	53,245	5	43,288	4

	$1,039,506	100%	$921,734	100%	$906,791	100%

Long-lived assets at December 31:
United States	$299,938	59%	$244,718	56%
Brazil	112,784	22	105,073	24
United Kingdom	59,813	12	59,351	14
Other	36,084	7	26,119	6

	$508,619	100%	$435,261	100%

Revenues from external customers by product and service offering are as follows (dollars in thousands):

	2004		2003		2002
	Amount	%	Amount	%	Amount	%
Card Issuer Services	$502,596	48%	$462,522	50%	$448,496	50%
Check Services	449,124	43	371,001	40	347,065	38
Merchant Processing Services	81,774	8	76,618	9	101,729	11
Card Issuer Software and Support	6,012	1	11,593	1	9,501	1

	$1,039,506	100%	$921,734	100%	$906,791	100%